SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

Homestore, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

                  Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PROXY STATEMENT
ABOUT THE MEETING
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
RELATED-PARTY TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
STOCK PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS

Homestore, Inc.

30700 Russell Ranch Road
Westlake Village, California 91362

Notice of Annual Meeting of Stockholders

To Be Held May 29, 2003

To Our Stockholders:

      The annual meeting of stockholders of Homestore, Inc., a Delaware corporation, will be held on May 29, 2003 at 9:30 a.m., local time, at the Crowne Plaza Los Angeles Airport located at 5985 W. Century Blvd., Los Angeles, California 90045-5463, for the following purposes:

1. To elect one Class I director to serve for a term of three years and until his successor has been duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

      Only stockholders of record at the close of business on the record date, April 10, 2003, are entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment thereof.

      All stockholders are cordially invited to attend the annual meeting in person. However, if you do not plan to attend the annual meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed, postage-prepaid envelope.

By Order of the Board of Directors,

Michael R. Douglas
Executive Vice President, General Counsel
and Secretary

Westlake Village, California

April 25, 2003

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

       This proxy statement is furnished on behalf of the board of directors of Homestore, Inc., a Delaware corporation, for use at Homestore’s annual meeting of stockholders to be held on May 29, 2003 at 9:30 a.m., local time, and at any postponement or adjournment thereof. The annual meeting will be held at the Crowne Plaza Los Angeles Airport located at 5985 W. Century Blvd., Los Angeles, California 90045-5463.

      These proxy solicitation materials were first mailed on or about April 25, 2003 to all stockholders entitled to vote at the annual meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      At the annual meeting, stockholders will vote on the matters outlined in the accompanying notice of annual meeting of stockholders on the cover page of this proxy statement, including the election of a Class I director.

Who is entitled to vote?

      Only stockholders of record at the close of business on the record date, April 10, 2003, are entitled to vote at the annual meeting or any postponement or adjournment of the meeting.

What are the board of directors’ recommendations on the proposals?

      The board of directors recommends a vote FOR the nominee.

How do I vote?

      Sign and date each proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered stockholder and attend the annual meeting, then you may deliver your completed proxy card in person or you may vote in person at the annual meeting.

      If your shares are held in “street name” by your broker or bank, you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter.

Can I change my vote after I return my proxy card?

      Yes, you have the right to revoke your proxy at any time before the annual meeting by notifying our corporate secretary in writing, returning a later-dated proxy card, or voting in person at the annual meeting.

Who will count the votes?

      Mellon Investor Services LLC will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?

      The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

What does it mean if I get more than one proxy card?

      If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon Investor Services LLC (800-356-2017), or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

How many shares can vote?

      As of the record date, 118,432,756 shares of common stock, our only voting securities, were issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

What is a quorum?

      The presence at the meeting in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by shareholders and “broker non-votes” will be treated as present for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in street name. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

What is required to approve each proposal?

      The nominee for director who receives a plurality of the votes will become a Class I director.

      If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be counted as shares present for the purpose of determining the presence of a quorum. Broker non-votes will be treated as not present and not entitled to vote with respect to the election of a director.

What happens if I abstain?

      Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal shares represented by these proxies will not be treated as affirmative votes. For proposals requiring an affirmative vote of a majority of the shares present, an abstention is equivalent to a “no” vote.

How will Homestore solicit proxies?

      We have retained Mellon Investor Services to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders will be borne by us. We have not retained a proxy solicitation service to assist in soliciting proxies. If, however, a proxy solicitation service is retained, the costs will be borne by us. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers, and employees without additional compensation being paid to these persons.

ITEM 1—ELECTION OF DIRECTOR

      Our bylaws provide that the authorized number of directors may be fixed by resolution of the board of directors from time to time. Pursuant to our bylaws, the board has the authority to fix the number of directors that serve on the board. Currently, the board has fixed the number of directors at seven. However, the board has indicated its desire to reach a size of eight members. When a candidate has been identified by the board, the board will resolve to increase its size to eight directors and then elect the candidate as a director pursuant to an affirmative vote of a majority of the directors then in office. Our bylaws also provide for the board to be divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office for Class I, Class II, and Class III directors will expire at the annual meeting of stockholders to be held in 2003, 2004, and 2005, respectively. The term of office for the Class I director elected at this annual meeting will expire at the annual meeting of stockholders to be held in 2006 or upon his earlier death, resignation or removal.

      Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominee named below. If our nominee is unable or declines to serve as a Class I director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. The nominee has agreed to serve as director, if elected.

      The nominee for election as a Class I director is:

Bruce G. Willison; Director since December 2002

      Mr. Willison has served as one of our directors since December 2002. Since 1999, Mr. Willison has served as Dean of The Anderson School of Management at UCLA. This appointment followed a 26-year career in the banking industry, most recently as president and chief operating officer of H.F. Ahmanson & Co., the parent company of Home Savings of America. Prior to that, Mr. Willison held several executive positions at First Interstate Bancorp, including chairman and chief executive officer of First Interstate’s Oregon operation and chairman, president, and chief executive officer of First Interstate Bank of California, as well as vice chairman of the bank’s holding company, First Interstate Bancorp. Mr. Willison began his banking career at Bank of America Corp. in 1973.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE CLASS I NOMINEE LISTED ABOVE.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth information regarding our Class I directors and director nominee, our Class II and III directors, and our executive officers.

Name	Age	Position

Joe F. Hanauer(1)(2)	65	Chairman of the Board and Director
L. John Doerr(1)(2)	51	Director
William E. Kelvie(2)(3)	55	Director
Kenneth K. Klein(3)	59	Director
W. Michael Long	50	Chief Executive Officer and Director
Terrence M. McDermott(2)	60	Director
Bruce G. Willison(1)(3)	54	Director
Jack D. Dennison	46	Chief Operating Officer
Lewis R. Belote, III	47	Chief Financial Officer
Allan D. Dalton	54	President, REALTOR.com®
Patrick R. Whelan	46	President, Media Services Group
Allan P. Merrill	36	Executive Vice President, Strategy and Corporate Development
Michael R. Douglas	49	Executive Vice President, General Counsel and Secretary

(1)	Member of management development and compensation committee.

(2)	Member of governance and nominating committee.

(3)	Member of audit committee.

      By virtue of its ownership of our sole outstanding share of Series A preferred stock, the National Association of REALTORS® has the right to elect one of our directors, and the National Association of REALTORS® has exercised that right to elect Mr. McDermott as a director.

      Joe F. Hanauer has served as one of our directors since November 1996, as vice chairman of the board from November 2001 to January 2002, and chairman of the board since January 2002; he was the National Association of REALTORS® representative on the board through November 2000. Mr. Hanauer is a Class III director. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is former chairman and director of Grubb & Ellis Company and former chairman of Coldwell Banker Residential Group, Inc. Mr. Hanauer is a director of MAF Bancorp, Inc., a trustee of Calamos Investment Trust, Calamos Advisors Trust and Calamos Convertible Opportunities and Income Fund, and a member of the National Association of REALTORS®.

      L. John Doerr has served as one of our directors since August 1998. Mr. Doerr is a Class III director. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers since 1980. Prior to his tenure at Kleiner Perkins, Mr. Doerr was employed by Intel Corporation for five years. He serves on the board of directors of Amazon.com, Inc., Intuit Inc., Drugstore.com, Inc., Omnimedia, Inc., Handspring, Inc., and Sun Microsystems, Inc.

      William E. Kelvie has served as one of our directors since August 1998. Mr. Kelvie is a Class II director. He has served as chief executive officer of Overture Corporation, an information technology company, since July 2000. Prior to his tenure at Overture Corporation, Mr. Kelvie was the executive vice president and chief information officer responsible for information technology systems at Fannie Mae from 1992 to 2000. He then served as special adviser to the chief executive officer of Fannie Mae until January 2003. Mr. Kelvie joined

Fannie Mae in 1990 as senior vice president and chief information officer. Prior to his tenure at Fannie Mae, Mr. Kelvie was a partner with Nolan, Norton & Co., a management consulting company specializing in information technology strategies and plans. He also served in various capacities with The Dexter Corporation, a specialized manufacturing company, and The Travelers Insurance Company, an insurance and financial services company.

      Kenneth K. Klein has served as one of our directors since August 1998. Mr. Klein is a Class II director. He is president and chief executive officer of a privately held group of companies involved in diversified residential and light commercial construction and land development, including Kleinco Construction Services, Inc. of which Mr. Klein has served as president and chief executive officer since 1980. Mr. Klein was national vice president of the National Association of Home Builders during the calendar years 1999 and 2000 and is currently a member of its executive committee.

      W. Michael Long has served as our chief executive officer and as one of our directors since January 2002. Mr. Long is a Class III director. From November 1999 to April 2001, Mr. Long served as chairman of the board and as a director of WebMD Corporation (formerly Healtheon/ WebMD Corporation). From 1997 to November 1999, Mr. Long served as chief executive officer of Healtheon Corporation. From 1996 to 1997, Mr. Long served as president and chief executive officer of CSC Continuum, Inc., a unit of Computer Sciences Corporation. Prior to its acquisition by CSC, Mr. Long was president and chief executive officer of The Continuum Company, Inc.

      Terrence M. McDermott has served as one of our directors since December 2000. Mr. McDermott is a Class I director. He has served as executive vice president/chief executive officer of the National Association of REALTORS® since 1997. From 1993 to 1997, Mr. McDermott served as executive vice president and chief executive officer of the American Institute of Architects. Mr. McDermott was president of Cahners Publishing Co. from 1987 to 1993, a firm he joined in 1969.

      Bruce G. Willison has served as one of our directors since December 2002. Mr. Willison is a Class I director. Since 1999, Mr. Willison has served as Dean of The Anderson School of Management at UCLA. This appointment followed a 26-year career in the banking industry, most recently as president and chief operating officer of H.F. Ahmanson & Co., the parent company of Home Savings of America. Prior to that, Mr. Willison held several executive positions at First Interstate Bancorp, including chairman and chief executive officer of First Interstate’s Oregon operation and chairman, president, and chief executive officer of First Interstate Bank of California, as well as vice chairman of the bank’s holding company, First Interstate Bancorp. Mr. Willison began his banking career at Bank of America Corp. in 1973.

      Jack D. Dennison has served as our chief operating officer since January 2002. From July 1998 to January 2001, Mr. Dennison served as executive vice president, general counsel and secretary of WebMD Corporation (formerly Healtheon/ WebMD Corporation). From 1996 to July 1998, Mr. Dennison served as vice president and deputy general counsel to Computer Sciences Corporation. Prior to that time, Mr. Dennison was general counsel at The Continuum Company, Inc.

      Lewis R. Belote, III has served as our chief financial officer since January 2002. From May 1998 to April 2001, Mr. Belote served as senior vice president, finance of WebMD Corporation (formerly Healtheon/ WebMD Corporation). From 1996 to May 1998, Mr. Belote served as senior vice president and chief financial officer for ActaMed Corporation. Prior to that time, Mr. Belote served for twelve years with the accounting firm of Ernst & Young.

      Allan D. Dalton has served as president of REALTOR.com®, the official Internet site of the National Association of REALTORS®, since October 2002. From August 2002 to October 2002, Mr. Dalton served as executive vice president of Coldwell Banker New England Metro, the largest real estate services organization in New England. From January 1998 to August 2002, Mr. Dalton was senior vice president of NRT, a subsidiary of Cendant Corporation. Mr. Dalton’s 20-plus year career in the real estate industry includes 12 years as president and co-owner of an independent real estate brokerage with more than 20 offices. He has also served as executive vice president of Coldwell Banker Hunneman.

      Patrick R. Whelan has served as president of our Media Services Group since October 2001. From May 2000 to October 2001, Mr. Whelan was president of Homestore Apartments & Rentals. From 1997 to May 2000, Mr. Whelan served as chief operating officer of Archstone Communities Trust and president of Archstone Communities, Inc. Prior to joining Archstone, Mr. Whelan held senior management positions with Security Capital Group, Trammell Crow Company and General Electric Capital Corporation. Mr. Whelan is a member of the Urban Land Institute and a director of the National Multi Housing Council.

      Allan P. Merrill has served as executive vice president of strategy and corporate development since October 2001. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com. Mr. Merrill joined us following a 13-year tenure, from 1987 to March 2000, with the investment banking firm Warburg Dillon Read (now UBS Warburg), where he was a managing director and served most recently as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Mr. Merrill is a member of the Urban Land Institute and the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University.

      Michael R. Douglas has served as our executive vice president, general counsel, and secretary since October 2002. From 1997 to October 2002, Mr. Douglas served as a product liability consultant. From 1987 to 1997, Mr. Douglas was senior vice president, general counsel and secretary at Fibreboard Corporation. Mr. Douglas has also served as director of law of the Asbestos Claims Facility, litigation counsel for Jim Walter Corporation and as an attorney in private practice.

Meetings and Committees of the Board of Directors

      The board of directors held a total of 19 meetings during the year ended December 31, 2002. During that period, each director attended at least 75% of the aggregate of the total number of meetings of the board (held during the period for which he has been a director) and the total number of meetings of all committees of the board on which that director served (during the periods that he served), except for Mr. McDermott. The board has an audit committee, a management development and compensation committee, and a governance and nominating committee.

     Audit Committee

      The audit committee’s principal functions are to:

•	independently and objectively monitor the periodic reporting of our financial condition and results of operations;

•	monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by our independent auditors and financial and senior management;

•	review and evaluate the independence and performance of our independent auditors;

•	retain and manage the relationship with our independent auditors; and

•	facilitate communication among our independent auditors, management and the board of directors.

      Our audit committee consists of Kenneth K. Klein, William E. Kelvie and Bruce G. Willison. Each member of the audit committee is an independent director as defined in applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and The NASDAQ SmallCap Market and as determined by the board of directors’ independence review process. The audit committee held 44 meetings during 2002. The charter of the audit committee, reflecting amendments made to the charter by the board in 2003, is included as Appendix A to this proxy statement.

     Management Development and Compensation Committee

      The management development and compensation committee’s principal functions are to:

•	review the ongoing development of our leadership development programs, succession planning, mission statement and operating values;

•	review, evaluate and make recommendations to the board of directors with respect to management’s proposals regarding our overall compensation policies, including as they relate to the board, our chief executive officer and other executive officers, and senior officers and employees; and

•	administer and make recommendations to the board with respect to our incentive-compensation plans and equity-based compensation plans.

      Our management development and compensation committee consists of Joe F. Hanauer, L. John Doerr, and Bruce G. Willison. The management development and compensation committee held eleven meetings during 2002.

     Governance and Nominating Committee

      The governance and nominating committee’s principal functions are to:

•	identify and make recommendations to the board of directors on individuals qualified to serve as our board members;

•	develop and recommend to the board a set of governance guidelines applicable to us;

•	review and recommend the re-nomination of incumbent directors;

•	review and recommend appointments to other committees;

•	lead the board in its annual review of the board’s performance; and

•	perform other tasks, such as studying the size, committee structure, or meeting frequency of the board.

      Our governance and nominating committee consists of Joe F. Hanauer, L. John Doerr, William E. Kelvie, and Terrence McDermott. The governance and nominating committee was originally constituted as a nominating committee and functioned in that capacity until its governance functions were added in December 2002. The committee, in both nominating committee and governance and nominating committee forms, held four meetings during 2002.

Director Compensation

      Historically, directors did not generally receive cash compensation for their services as directors, but were reimbursed for their reasonable and necessary expenses in attending meetings of board of directors and committees of the board. Compensation for services was provided solely in the form of stock options. However, in connection with the board’s investigation of previously announced accounting matters, we began to pay cash compensation in addition to stock options and the reimbursement of these expenses because these activities involved significant additional efforts and time commitments. We intend to continue to pay cash compensation in addition to equity compensation and expense reimbursements to directors due to the directors’ increased time commitments as well as increased corporate governance responsibilities.

      With respect to 2002, each non-employee director (other than any director who is entitled to a seat on our board of directors on a contractual basis) was granted an option to purchase 30,000 shares of our common stock under our 1999 Stock Incentive Plan. Mr. Hanauer, in his capacity as chairman of the board, was granted an option to purchase an additional 35,000 shares under that plan. In addition, each of the directors who was a member of the audit committee as of April 19, 2002 was granted 12,000 restricted shares of our common stock under that plan. Each option has an exercise price equal to the fair market value of our common stock on the date of grant and a ten-year term, but will terminate within a specified time, as defined in the 1999 Stock Incentive Plan, following the date the option holder ceases to be a director or employee of, or consultant to, us. Each restricted share will vest one year after the grant date. All options and restricted stock will immediately vest if the director is not nominated for re-election, is nominated for re-election and is not elected, or must resign due to health reasons, or upon such member’s death. Upon a director’s resignation or termination for other reasons, including but not limited to business conflicts with us, all of the director’s unvested options and restricted stock will be terminated immediately. As of February 2002, each of these directors received $1,400 in cash per meeting for each board meeting attended during 2002, and for each committee meeting attended during 2002 that required a significant commitment of time, except that, beginning in March 2002, each member of the audit committee received $2,500 in cash per meeting for each audit committee meeting attended that required a significant commitment of time. From February 2002 though January 2003, we paid Mr. Hanauer an additional $120,000 in his capacity as chairman of the board. This additional compensation was paid one-third in cash and two-thirds in restricted stock, which will vest in February 2006.

      With respect to 2003, each non-employee director (other than any director who is entitled to a seat on our board of directors on a contractual basis) was granted 35,000 restricted shares of our common stock and an option to purchase 15,000 shares under our 1999 Stock Incentive Plan. Mr. Willison, as a new board member, was granted an additional 25,000 restricted shares of our common stock and an option to purchase an additional 25,000 shares under that plan. Mr. Hanauer, in his capacity as chairman of the board, was granted an additional 52,500 restricted shares and an option to purchase an additional 22,500 shares under that plan. Each option has an exercise price equal to the fair market value of our common stock on the date of grant and a ten-year term, but will terminate within a specified time, as defined in the 1999 Stock Incentive Plan, following the date the option holder ceases to be a director or employee of, or consultant to, us. Each restricted share will vest three years after the grant date. All options and restricted stock will immediately vest if the director is not nominated for re-election, is nominated for re-election and is not elected, or must resign due to health reasons, or upon such member’s death. Upon a director’s resignation or termination for other reasons, including but not limited to business conflicts with us, all of the director’s unvested options and restricted stock will be terminated immediately. These directors also receive an annual retainer of $25,000 in cash, to be paid in quarterly installments. Each committee chair receives an additional annual retainer of $5,000 in cash, except the chairman of the audit committee receives $10,000 in cash. Mr. Hanauer, in his capacity as chairman of the board, receives an additional annual retainer of $70,000 in cash, to be paid in quarterly installments. Each of these directors also will receive $1,500 in cash per meeting for each board and committee meeting attended during 2003 that required a significant commitment of time, except that members of the audit committee will receive $2,000 for each committee meeting attended that required a significant commitment of time.

Code of Conduct and Business Ethics

      We have a strong commitment to business ethics and to complying with the laws that govern the conduct of our businesses. We believe that a commitment to honesty and integrity is a valuable asset that builds trust with our customers, suppliers, employees, stockholders and the communities in which we operate. To implement our commitment, in 2002 we developed a Code of Conduct and Business Ethics. The code applies to all of our employees, directors, officers, agents and consultants. We have also established a compliance program that is intended to ensure that we have in place policies and systems designed to prevent and detect violations of the code or any applicable law, policy or regulation. A copy of the code is available at our website at http://www.homestore.com/ investorrelations.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information relating to beneficial ownership of our common stock as of the record date, by

•	each stockholder known by us to be the beneficial owner of 5% or more of our common stock,

•	each of our directors,

•	each of the executive officers listed in the summary compensation table, and

•	all of our directors and executive officers as a group.

      Unless otherwise noted, the address for each stockholder listed is c/o Homestore, Inc., 30700 Russell Ranch Road, Westlake Village, California 91362.

	Shares Beneficially
	Owned

Name of Beneficial Owner	Number	Percent

Cendant Corporation(1)	18,256,503	15.4%
Capital Research and Management Company(2)	13,600,000	11.5%
Capital Group International, Inc.(3)	8,271,040	7.0%
Amerindo Investment Advisors Inc.(4)	7,094,034	6.0%
Terrence M. McDermott(5)	4,025,640	3.4%
W. Michael Long(6)	2,604,146	2.2%
L. John Doerr(7)	2,527,697	2.1%
Jack D. Dennison(8)	1,300,000	1.1%
Lewis R. Belote, III(8)	865,000	*
Joe F. Hanauer(9)	723,248	*
Stuart H. Wolff, Ph.D.(10)	622,889	*
Walter S. Lowry(8)	390,625	*
Patrick R. Whelan(8)	389,583	*
Allan P. Merrill(8)	386,110	*
Kenneth K. Klein(11)	105,175	*
William E. Kelvie(12)	78,875	*
Bruce G. Willison	60,000	*
All 13 directors and executive officers as a group(13)	13,840,472	11.1%

*	Represents beneficial ownership of less than 1%.

(1)	Includes 18,131,503 shares held by Cendant Membership Services (“Cendant”), and 125,000 shares held by The Cendant Charitable Foundation. The address of Cendant is 9 West 57th Street, 7th Floor, New York, New York 10019.

(2)	Based upon the information contained in a Schedule 13G/ A filed on February 13, 2003 by Capital Research and Management Company (“CRMC”), a registered investment advisor, at December 31, 2002 CRMC beneficially owned 13,600,000 shares, with no sole or shared voting or shared dispositive power over any of these shares and sole dispositive power over all of these shares. CRMC disclaims beneficial ownership of all of these shares. The address of CRMC is 333 South Hope Street, Los Angeles, California 90071.

(3)	Based upon the information contained in a Schedule 13G/ A filed on February 11, 2003 by Capital Group International, Inc. (“CGII”), the parent holding company of a group of investment management companies, and Capital Guardian Trust Company (“CGTC”), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, at December 31, 2002 CGII beneficially owned

8,271,040 shares, with sole voting power over 6,023,070 of these shares, sole dispositive power over 8,271,040 of these shares, and no shared voting or shared dispositive power over these shares, and CGTC beneficially owned 8,235,040 of these shares, with sole voting power over 5,987,070 of these shares, sole dispositive power over 8,235,040 of these shares, and no shared voting or shared dispositive power over these shares. CGII and CGTC disclaim beneficial ownership of all of these shares. The address of each of CGII and CGTC is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(4)	Based upon the information contained in a Schedule 13G/ A filed on February 12, 2003 by these persons, at December 31, 2002 the following entities and persons beneficially owned in the aggregate 7,094,034 shares:

	Shares	Sole	Shared	Sole	Shared
	Beneficially	Voting	Voting	Dispositive	Dispositive
Entity or Person	Owned	Power	Power	Power	Power

Amerindo Investment Advisors Inc.	6,913,134	—	6,913,134	—	6,913,134
Amerindo Investment Advisors, Inc.	163,400	—	163,400	—	163,400
Amerindo Investment Advisors Inc. Profit Sharing Plan	7,500	7,500	—	7,500	—
Amerindo Advisors (UK) Limited Retirement Benefits Scheme	10,000	—	10,000	—	10,000
Alberto W. Villar	7,086,534	7,500	7,086,534	7,500	7,086,534
Gary A. Tanaka	7,086,534	—	7,086,534	—	7,086,534
James P.F. Stableford	10,000	—	10,000	—	10,000
Renata Le Port	10,000	—	10,000	—	10,000

These entities and persons in the aggregate claim sole voting and sole dispositive power over 7,500 of these shares and shared voting and shared dispositive power over 7,076,534 of these shares. Except for 10,000 shares beneficially owned by each of Messrs. Villar, Tanaka and Stableford and Ms. Le Port, these persons and entities disclaim beneficial ownership of all of these shares. The address of Amerindo Investment Advisors, Inc. is One Embarcadero Center, Suite 2300, San Francisco, California 94111.

(5)	Includes 4,025,640 shares held by National Association of REALTORS®, of which Mr. McDermott is the executive vice president/chief executive officer. Mr. McDermott disclaims beneficial ownership of all of these shares. The address of National Association of REALTORS® is 430 North Michigan Avenue, Chicago, Illinois 60611.

(6)	Includes 4,146 shares and 2,600,000 shares subject to options that are vested and exercisable as of June 9, 2003.

(7)	Includes 2,153,333 shares held by Kleiner Perkins Caufield & Byers VIII. Mr. Doerr is a general partner of this entity. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity. Also includes 342,489 shares held by Mr. Doerr and 31,875 shares subject to options that are held by Mr. Doerr that are vested and exercisable as of June 9, 2003. The address of Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, California 94025.

(8)	All shares subject to options that are vested and exercisable as of June 9, 2003.

(9)	Includes 406,348 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity. Also includes 211,588 shares held by Mr. Hanauer and 105,312 shares subject to options that are held by Mr. Hanauer that are vested and exercisable as of June 9, 2003.

(10)	Includes 190,905 shares held by the Stuart H. Wolff Family Trust, 89,563 shares held by The Stuart H. Wolff 1999 Trust, 151,516 shares held by The Stuart H. Wolf & Ursula Wolf Trust and

190,905 shares held by the Wolf Limited Partnership. Dr. Wolff resigned from Homestore in January 2002.

(11)	Includes 64,800 shares and 40,375 shares subject to options that are vested and exercisable as of June 9, 2003.

(12)	Includes 47,000 shares and 31,875 shares subject to options that are vested and exercisable as of June 9, 2003.

(13)	Excludes shares beneficially owned by Dr. Wolff and Mr. Lowry, as they are no longer our executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth all compensation paid during 2002, 2001, and 2000 to all persons who served as our chief executive officer during 2002, our other four most highly compensated executive officers during 2002, and an additional individual who would have been one of those executive officers but for the fact that he was not serving as an executive officer at the end of 2002. We collectively refer to these persons as the “named executive officers.”

		Annual Compensation						Long Term
								Compensation

			Bonus($)					Securities
						Other Annual		Underlying		All Other
Name and Principal Position	Year	Salary($)	Sign-On		Performance	Compensation($)		Options(#)		Compensation

W. Michael Long (1)	2002	480,769	500,000	(2)	500,000	—		5,200,000		—
Chief Executive Officer	2001	—	—			—		—		—
	2000	—	—			—		—		—
Jack D. Dennison(1)	2002	384,616	400,000	(2)	400,000	—		2,600,000		—
Chief Operating Officer	2001	—	—			—		—		—
	2000	—	—			—		—		—
Lewis R. Belote, III(1)	2002	336,539	350,000	(2)	350,000	—		1,730,000		—
Chief Financial Officer	2001	—	—			—		—		—
	2000	—	—			—		—		—
Patrick R. Whelan	2002	315,385	—		475,000	—		1,162,500		221,544	(3)
President, Media	2001	185,693	—		—	500,000	(4)	75,000	(5)	—
Services Group	2000	95,385	—		32,000	—		300,000	(5)	—
Allan P. Merrill	2002	315,385	—		500,000	—		1,150,000		—
Executive Vice	2001	185,693	—		—	454,000	(4)	366,667	(5)	—
President, Strategy and Corporate Development	2000	116,923	—		36,000	—		500,000	(6)	—
Stuart H. Wolff(7)	2002	6,731	—		—	—		—		28,846	(8)
	2001	241,058	—		—	—		900,000		—
	2000	212,115	—		275,000	—		400,000		—
Walter S. Lowry(9)	2002	269,543	—		245,201	—		750,000	(10)	451,191	(11)
	2001	54,159	—		—	—		—		236
	2000	—	—		—	—		—		—

(1)	Messrs. Long, Dennison and Belote joined us in January 2002.

(2)	We provided this sign-on bonus to the executive officer as part of his employment agreement in order to attract him to join Homestore.

(3)	Represents the amount forgiven by us under a promissory note. See “Related-Party Transactions — Loans to and Transactions with Executive Officers.”

(4)	Represents cumulative amounts owed pursuant to a prior employment agreement.

(5)	All of these options were cancelled in August 2002 in connection with our option exchange offer. See “— Ten-Year Option Cancellations and Exchanges” below.

(6)	Includes 336,667 options that were cancelled in October. See “— Ten-Year Option Cancellations and Exchanges” below.

(7)	Dr. Wolff resigned as our chief executive officer in January 2002.

(8)	Represents payment for accumulated but untaken vacation benefits.

(9)	Mr. Lowry resigned as our senior vice president, general counsel, and secretary in October 2002.

(10)	Includes 359,375 options that were cancelled upon Mr. Lowry’s resignation. See “Employment-Related Agreements — Mr. Lowry” below.

(11)	Represents payments for severance, accumulated but untaken vacation benefits, and certain other benefits made to Mr. Lowry upon his resignation.

Stock Option Grants in 2002

      The following table sets forth grants of stock options to the named executive officers in 2002.

      All options granted to the named executive officers in 2002 are either incentive stock options or nonqualified stock options. Some of these options are subject to acceleration upon a change of control of Homestore or termination of the optionee’s employment. See “— Employment-Related Agreements” below. The options expire ten years from the date of grant and were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

      Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option, and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

			Percentage of			Potential Realizable Value at
	Number of		Total			Assumed Annual Rates of
	Securities		Options			Stock Price Appreciation for
	Underlying		Granted to	Exercise		Option Term($)
	Options		Employees in	Price	Expiration
Name	Granted(#)		2002	($/Sh)	Date	5%	10%

W. Michael Long	5,200,000	(1)	17.6	1.76	1/23/12	5,755,644	14,585,931
Jack D. Dennison	2,600,000	(1)	8.8	1.76	1/23/12	2,877,822	7,292,965
Lewis R. Belote, III	1,730,000	(1)	5.9	1.76	1/23/12	1,914,858	4,852,627
Patrick R. Whelan	337,000	(2)	1.1	2.25	1/16/12	477,567	1,210,248
	825,000	(3)	2.8	1.76	1/23/12	913,155	2,314,114
Allan P. Merrill	450,000	(2)	1.5	2.25	1/16/12	636,756	1,613,664
	700,000	(3)	2.4	1.76	1/23/12	774,798	1,963,491
Stuart H. Wolff	—		—	—	—	—	—
Walter S. Lowry	750,000	(4)	2.5	1.76	12/31/03	830,141	2,103,741

(1)	1/4 of these options vested upon grant, with 1/48 of the remainder vesting on the first day of each month beginning on February 1, 2002.

(2)	1/48 of these options vest on the first day of each month beginning on February 1, 2002.

(3)	1/8 of these options vested six months after grant, with 1/42 of the remainder vesting on the first day of each month beginning on August 1, 2002.

(4)	Upon Mr. Lowry’s resignation from Homestore in October 2002, 359,375 of these options were cancelled; of the remaining options, those options that had not yet vested, immediately vested, and all of the remaining options had their expiration dates extended to the date disclosed.

      The percentage of total options granted to employees is based on options to purchase a total of 29,558,000 shares of our common stock granted during 2002.

Aggregated Option Exercises in 2002 and Option Values at December 31, 2002

      The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2002 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2002 by the named executive officers. Also reported are values of in-the-money options, which represent the positive spread between the exercise prices of outstanding stock options and the fair market value of $0.85 per share, based on the closing price of our common stock on December 31, 2002.

			Number of Securities
	Number of		Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at 12/31/02		Money Options at 12/31/02
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

W. Michael Long	—	—	2,112,500	3,087,500	—	—
Jack D. Dennison	—	—	1,056,250	1,543,750	—	—
Lewis R. Belote, III	—	—	702,812	1,027,188	—	—
Patrick R. Whelan	—	—	266,405	896,095	—	—
Allan P. Merrill	—	—	263,541	886,459	—	—
Stuart H. Wolff	—	—	—	—	—	—
Walter S. Lowry	—	—	390,625	—	—	—

Ten-Year Option Cancellations and Exchanges

      In August 2002, we offered our employees the opportunity to exchange (the “Exchange Offer”) all outstanding options (“Old Options”) granted to our employees (or assumed by us) between August 5, 1999 (the date of our initial public offering (“IPO”)) and December 31, 2001 for new options (“New Options”) to be granted by us. See “Report of the Management Development and Compensation Committee New Options — Option Exchange Program” below. Options were issued pursuant to the Exchange Offer on March 31, 2003.

      The following table sets forth information about option cancellations and exchanges for each of the named executive officers since our IPO. In connection with the Exchange Offer, the following table sets forth the following information:

•	the date on which Old Options were cancelled (the first date shown, i.e., August 30, 2002) and the date on which New Options were issued in exchange (the second date shown, i.e., March 31, 2003);

•	the number of shares underlying Old Options that were cancelled (the first number shown) and the number of shares underlying New Options issued in exchange (the second number shown, which is approximately 10% of the first number);

•	the market price of our common stock at the time of cancellation of the Old Options (the first number shown) and the issuance of New Options in exchange therefor (the second number shown);

•	the exercise price of the Old Options at the time of the cancellation;

•	the exercise price of the New Options issued in the exchange (which was the closing price of our common stock on March 31, 2003); and

•	the approximate length remaining of the term of the Old Options at the date of their cancellation.

Approximate
Length of
		Number of				Old Option
		Securities				Term
		Underlying	Market Price of			Remaining at
	Dates of	Options	Stock at Time	Exercise Price	New	Date
	Cancellation and	Cancelled and	Cancelled and	at Time of	Exercise	Cancelled
Name	Exchange	Exchanged	Exchanged($)	Cancellation($)	Price($)	(Years)

W. Michael Long	—	—	—	—	—	—
Jack D. Dennison	—	—	—	—	—	—
Lewis R. Belote, III	—	—	—	—	—	—
Patrick R. Whelan	8/30/02;3/31/03	75,000;7,500	0.58;0.56	24.00	0.56	8
	8/30/02;3/31/03	300,000;30,000	0.58;0.56	24.63	0.56	7
Allan P. Merrill	8/30/02;3/31/03	366,667;36,667	0.58;0.56	23.81	0.56	8
	8/30/02;3/31/03	133,333;13,334	0.58;0.56	45.00	0.56	7
	1/12/01 (1)	366,667;366,667	23.81;23.81	45.00	23.81	9
Stuart H. Wolff	—	—	—	—	—	—
Walter S. Lowry	—	—	—	—	—	—

(1)	Options were cancelled and exchanged in October 2001, prior to the Exchange Offer.

Employment-Related Agreements

     Mr. Long

      We entered into an employment agreement with Mr. Long dated as of March 6, 2002.

      Mr. Long’s employment agreement provides for annual base compensation of $500,000. We provided Mr. Long a signing bonus of $500,000 to be paid in four equal quarterly installments, the last of which was paid on January 31, 2003. Mr. Long was also eligible to receive and did receive a performance bonus of $500,000 for 2002, and is eligible to receive a performance bonus of up to twice his annual base compensation for 2003.

      We granted Mr. Long a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 1,300,000 shares of our common stock at an exercise price of $1.76 per share. We also granted Mr. Long a “Principal Option” to purchase 3,900,000 shares of our common stock at an exercise price of $1.76 per share. Mr. Long’s Principal Option vests ratably on a monthly basis over 48 months beginning on February 1, 2002.

      The Sign-On Option and Principal Option may be exercised after a termination of employment (but no later than their expiration date, January 23, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or (iii) within three years after termination for any other reason.

      For up to two years, we will provide residential accommodations to Mr. Long within reasonable commuting distance of our offices, with costs not to exceed $5,000 per month. We will reimburse Mr. Long the actual and reasonable fixed operating costs and the actual and reasonable business related variable operating costs of an airplane indirectly owned by him; Mr. Long was reimbursed approximately $1.3 million for the use of this airplane in 2002. We also will reimburse him for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Long in the same after-tax position as he would have been in had no such taxes been imposed.

      If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to his execution of a release of claims, Mr. Long will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause, constructive termination, death or disability, Mr. Long’s Principal Option will vest and become exercisable.

      In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Long an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.

     Mr. Dennison

      We entered into an employment agreement with Mr. Dennison dated as of March 6, 2002.

      Mr. Dennison’s employment agreement provides for annual base compensation of $400,000. We provided Mr. Dennison a signing bonus of $400,000 to be paid in four equal quarterly installments, the last of which was paid on January 31, 2003. Mr. Dennison was also eligible to receive and did receive a performance bonus of $400,000 for 2002, and is eligible to receive a performance bonus of up to twice his annual base compensation for 2003.

      We granted Mr. Dennison a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 650,000 shares of our common stock at an exercise price of $1.76 per share. We also granted Mr. Dennison a “Principal Option” to purchase 1,950,000 shares of our common stock at an exercise price of $1.76 per share. Mr. Dennison’s Principal Option vests ratably on a monthly basis over 48 months beginning on February 1, 2002.

      The Sign-On Option and Principal Option may be exercised after a termination of employment (but no later than their expiration date, January 23, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or (iii) within three years after termination for any other reason.

      For up to two years, we will provide residential accommodations to Mr. Dennison within reasonable commuting distance of our offices, with costs not to exceed $5,000 per month. We will reimburse Mr. Dennison for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Dennison in the same after-tax position as he would have been in had no such taxes been imposed.

      If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to his execution of a release of claims, Mr. Dennison will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause, constructive termination, death or disability, Mr. Dennison’s Principal Option will vest and become exercisable.

      In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Dennison an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.

     Mr. Belote

      We entered into an employment agreement with Mr. Belote dated as of March 6, 2002.

      Mr. Belote’s employment agreement provides for annual base compensation of $350,000. We provided Mr. Belote a signing bonus of $350,000 to be paid in four equal quarterly installments, the last of which was paid on January 31, 2003. Mr. Belote was also eligible to receive and did receive a performance bonus of $350,000 for 2002, and is eligible to receive a performance bonus of up to twice his annual base compensation for 2003.

      We granted Mr. Belote a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 433,000 shares of our common stock at an exercise price of $1.76 per share. We also granted Mr. Belote a “Principal Option” to purchase 1,297,000 shares of our common stock at an exercise price of $1.76 per share. Mr. Belote’s Principal Option vests ratably on a monthly basis over 48 months beginning on February 1, 2002.

      The Sign-On Option and Principal Option may be exercised after a termination of employment (but no later than their expiration date, January 23, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or (iii) within three years after termination for any other reason.

      For up to two years, we will provide residential accommodations to Mr. Belote within reasonable commuting distance of our offices, with costs not to exceed $5,000 per month. We will reimburse Mr. Belote for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Belote in the same after-tax position as he would have been in had no such taxes been imposed.

      If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to his execution of a release of claims, Mr. Belote will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause, constructive termination, death or disability, Mr. Belote’s Principal Option will vest and become exercisable.

      In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Belote an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.

     Mr. Whelan

      On April 24, 2002, we entered into an Executive Retention and Severance Agreement with Mr. Whelan that provides for his continuation of employment as president of our Media Services Group. Additionally, we offered Mr. Whelan a new compensation arrangement that provides for annual base compensation of $325,000, effective January 21, 2002. For 2002, Mr. Whelan was also eligible to receive a performance bonus of up to twice his annual base compensation, with a target bonus amount of 100% of his base salary, of which $475,000 was actually paid. We also cancelled and waived our right to repayment of a promissory note and all accrued interest thereon entered into with Mr. Whelan on June 9, 2000, in the amount of $221,544.

      Effective January 17, 2002, we granted Mr. Whelan an option to purchase 337,500 shares of our common stock at an exercise price of $2.25 per share. This option vests ratably on a monthly basis over 48 months beginning on February 1, 2002. Additionally, effective January 24, 2002, we granted Mr. Whelan an option to purchase 825,000 shares of our common stock at an exercise price of $1.76 per share. This option vested as to 103,125 shares on July 24, 2002, and vests ratably on a monthly basis over 42 months beginning on August 1, 2002.

      In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Whelan will receive a lump sum payment of his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and our financial performance goals for the year have been achieved, we will pay Mr. Whelan a prorated portion of his target bonus less his Minimum Bonus Payment. Also, all equity awards Mr. Whelan was granted by us prior to April 24, 2002 will vest and any such options will remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period.

     Mr. Merrill

      On April 24, 2002, we entered into an Executive Retention and Severance Agreement with Mr. Merrill that provides for his continuation of employment as executive vice president of strategy and corporate development. Additionally, we offered Mr. Merrill a new compensation arrangement that provides for annual base compensation of $325,000, effective January 21, 2002. For 2002, Mr. Merrill is also eligible to receive a performance bonus of up twice his annual base compensation, with a target bonus amount of 100% of his base salary, of which $500,000 was actually paid.

      Effective January 17, 2002, we granted Mr. Merrill an option to purchase 450,000 shares of our common stock at an exercise price of $2.25 per share. This option vests ratably on a monthly basis over 48 months beginning on February 1, 2002. Additionally, effective January 24, 2002, we granted Mr. Merrill an option to purchase 700,000 shares of our common stock at an exercise price of $1.76 per share. This option vested as to 87,500 shares on July 24, 2002, and vests ratably on a monthly basis over 42 months beginning on August 1, 2002.

      In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Merrill will receive a lump sum payment of his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and our financial performance goals for the year have been achieved, we will pay Mr. Merrill a prorated portion of his target bonus less his Minimum Bonus Payment. Also, all equity awards Mr. Merrill was granted by us prior to April 24, 2002 will vest and any such options will remain exercisable for a period of 12 months following the later of his termination date or the end of any transition services period.

     Mr. Lowry

      In October 2002, Mr. Lowry resigned his employment with us. Pursuant to a consulting, separation, noncompetition and confidentiality agreement that we entered into with him in October 2002, Mr. Lowry received a severance payment equal to one year of his base salary. In addition, Mr. Lowry’s salary and welfare benefits were continued through December 31, 2002. Mr. Lowry also received a payment in an amount equal to a portion of his target bonus for 2002, prorated based on achievement of objectives and the number of days employed by us during the year. Of Mr. Lowry’s 750,000 outstanding options, 359,375 were cancelled; of the remaining options, those options that had not yet vested immediately vested, and all of the remaining options had their expiration dates extended to December 31, 2003.

RELATED-PARTY TRANSACTIONS

      Other than compensation agreements and other arrangements, which are described in the section “Management” above, and the transactions described below, since January 1, 2002, there has not been, nor is there proposed currently, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000, and

•	in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

Operating Agreement with the National Association of REALTORS®

      In November 1996, we entered into an operating agreement with the National Association of REALTORS® (the “NAR”), which governs how our subsidiary, RealSelect, Inc., operates the REALTOR.com® web site on behalf of the NAR. For a description of the operating agreement, please see our annual report on Form 10-K for 2002, filed with the SEC.

      Under the our operating agreement with the NAR, we must make quarterly royalty payments of up to 15% of RealSelect’s operating revenue in the aggregate to the NAR and the entities that provide us the information for the our real property listings (“data content providers”).

      However, in 2002 we and the NAR amended the NAR operating agreement such that we now must make fixed payments to the NAR as follows:

•	For 2002, we paid $1,175,000 in two installments of $587,500 on June 1, 2002 and December 15, 2002.

•	For 2003, we must pay $1,300,000 in four installments of $325,000 due on the last day of each calendar quarter of 2003.

•	For 2004, we must pay $1,400,000 in four installments of $350,000 due on the last day of each calendar quarter of 2004.

•	For 2005, we must pay $1,500,000 in four installments of $375,000 due on the last day of each calendar quarter of 2005.

•	For 2006, we must pay $1,500,000 plus or minus, as the case may be, the percentage change in the Consumer Price Index for 2005, in four equal installments due on the last day of each calendar quarter of 2006.

•	For 2007 and beyond, we must pay the amount due during the prior calendar year plus or minus, as the case may be, the percentage change in the Consumer Price Index for the prior calendar year, in four equal installments due on the last day of each calendar quarter for that calendar year.

Cendant Corporation

      In connection with our acquisition of Move.com, Inc. and Welcome Wagon International, Inc. (the “Move.com Group”) from Cendant in 2001, we entered into a number of agreements with Cendant and one of its subsidiaries. Revenue of $31.2 million related to these transactions was recognized in 2002. During 2002, we received approximately $12.0 million of cash and recorded at December 31, 2002 deferred revenue of approximately $13.5 million related to these agreements. This deferred revenue will be recognized over the next two years. During 2002, we amended certain of these agreements and recorded other income of approximately $10.8 million for the year ended December 31, 2002. This other income resulted from the amendments, which relieved us of certain future delivery obligations under those agreements.

      In connection with the Move.com Group acquisition, Cendant received the right to designate one person for election as a member of our board of directors and to designate one non-voting observer, and pursuant to this right Richard A. Smith was appointed as one of our directors in 2001. Mr. Smith resigned from the board in March 2002, and as of April 10, 2003 Cendant has not designated his replacement.

Loans to and Transactions with Executive Officers

      In August 1998, Dr. Wolff exercised options to acquire shares of our common stock in exchange for a promissory note due to us. In April 1999, Dr. Wolff exercised options to acquire shares of our common stock and related expenses in exchange for promissory notes due to us. On June 9, 2000, we entered into a promissory note with Patrick Whelan. See the following table for additional information with respect to these promissory notes.

Largest
	Shares			Aggregate
	Acquired			Amount of
	Upon the		Balance	Indebtedness
	Exercise of	Interest	Outstanding at	Outstanding
Name	Options	Rate (%)	December 31, 2002($)	During 2002($)

Stuart H. Wolff	2,345,590	5.21-5.49	—	3,399,746 (1)
Patrick R. Whelan	—	6.43	—	221,544 (2)

(1)	Dr. Wolff’s promissory notes were repaid in full to us in February 2002.

(2)	Mr. Whelan’s promissory note and all accrued interest thereon was cancelled and repayment thereon was waived by us effective January 21, 2002, in consideration of his entering into his Executive Retention and Severance Agreement with us.

      As part of an employment agreement entered into in 2002, we reimburse Mr. Long for the business use of an airplane that is owned indirectly by him. Total reimbursement for usage in 2002 was approximately $1.3 million. As part of an employment agreement entered into in 2002, we purchased a residence in the fourth quarter of 2002 from Mr. Dalton for $1.95 million to facilitate his move to our headquarters. We expect to receive, net of selling expenses, approximately $1.8 million upon sale of the house, which we are currently marketing for sale. As part of an employment agreement entered into in 2002, in connection with the expected loss on the sale of his residence we paid $100,000 to Mr. Douglas in the first quarter of 2003 to facilitate his move to our headquarters. In connection with an agreement that we entered into prior to Mr. Long’s joining Homestore, we paid Click Tactics, Inc., a provider of direct marketing services, $410,030 in 2002. The chief executive officer of Click Tactics is Mr. Long’s brother. Of such payments, $251,560 was paid for services rendered in 2001 before Mr. Long joined Homestore and $158,470 was paid for services rendered in 2002. Click Tactics no longer provides services to us.

REPORT OF THE AUDIT COMMITTEE

To The Board of Directors:

      The Audit Committee of the Board of Directors of Homestore, Inc. (the “Company”) considered and discussed the audited financial statements for the year ended December 31, 2002 with Company management and with PricewaterhouseCoopers LLP, the independent auditors for the Company. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committee. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence. Based on the reports and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

      In 2002, the Audit Committee approved in advance any services provided by the independent auditors and the related fees. Those services only involved accounting consultation and general corporate tax services.

      The written charter of the Audit Committee reflecting amendments made to the charter by the Board of Directors in 2003 is included as Appendix A to the Company’s proxy statement in which this Report is to be included.

By the Audit Committee
of the Board of Directors

Kenneth K. Klein, Chairman
William E. Kelvie
Bruce G. Willison

Fees Billed for Services Rendered by Independent Auditors

      For the fiscal years ended December 31, 2001 and 2002, PricewaterhouseCoopers LLP, the Company’s independent auditors, billed approximately the following amounts:

	2001		2002

Audit Fees(1)	$5,151,000	(2)	$1,024,000
Audit-Related Fees(3)	$2,786,000		$6,000
Tax Fees(4)	$2,329,000		$337,000
All Other Fees	$881,000	(5)	$140,000	(6)

(1)	Includes fees for professional services rendered in connection with the audit of the Company’s consolidated financial statements as of and for the respective year ended December 31 and limited reviews of the Company’s unaudited condensed consolidated interim financial statements for the respective year ended December 31.

(2)	Includes fees for professional services rendered in connection with the restatement of the Company’s consolidated financial statements as of and for the year ended December 31, 2000 and the restatement of the Company’s unaudited condensed consolidated interim financial statements for the years ended December 31, 2000 and 2001. Also includes fees for professional services rendered in connection with the restatement of the Company’s consolidated financial statements for the first three quarterly reports on Form 10-Q in 2001. Reflects a decrease of $1,000,000 from the amount disclosed in the proxy statement for the 2002 annual meeting of stockholders, which the Company and PricewaterhouseCoopers LLP agreed would not be paid.

(3)	Includes fees for registration statements and other advisory services.

(4)	Includes fees for tax compliance and advisory services.

(5)	Includes fees for acquisition related services.

(6)	Includes fees for accounting services provided to the Company and in response to inquiries from the Securities and Exchange Commission.

REPORT OF THE MANAGEMENT DEVELOPMENT AND

COMPENSATION COMMITTEE

To The Board of Directors:

      The Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Homestore, Inc. (the “Company”) makes final decisions regarding compensation and stock option grants to executive officers and employees. The Committee is composed of three non-employee directors, none of whom have any interlocking relationships as defined by the Securities and Exchange Commission.

General Compensation Policy

      The Committee acts on behalf of the Board of Directors to establish the general compensation policy of the Company. The Committee reviews base salary levels and target bonuses for the chief executive officer (“CEO”) and other executive officers of the Company each year. The Committee also administers the Company’s incentive and equity plans, including the Company’s 1999 Employee Stock Purchase Plan, 1999 Stock Incentive Plan and 2002 Stock Incentive Plan.The Committee believes that, to help the Company become a strong, profitable, and attractive enterprise, a proper combination of cash and equity compensation provides the best incentive to attract talented management, encourage outstanding performance and align management and stockholder interests.

      The Committee’s philosophy in compensating executive officers and certain other key employees of the Company is to relate compensation to corporate, business unit and individual performance, and increases in shareholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. Consistent with this philosophy, annual salary adjustments and the cash incentive component of executive officer compensation is determined after a review of the Company’s and individual’s performance for the previous year. The long-term equity incentives for executive officers may be stock options and restricted stock granted under the Company’s stock incentive plans. In order to ensure that the compensation program was competitive and appropriate for 2002, in late 2001, the Committee retained an independent consulting firm to review the compensation policy for its executives compared to other companies considered comparable to the Company in terms of size, type of business, performance, position and compensation philosophy. The Committee also uses salary surveys obtained from time to time for reference purposes, but does not target salaries to a specific level of comparable compensation.

2002 Executive Compensation

      Executive compensation for 2002 included base salary, cash bonuses, and stock option grants. Base salaries for the Company’s executive officers are evaluated annually and are based on the executive’s contribution to Company performance, level of responsibility, experience and breadth of knowledge. In the second quarter of 2002, the Committee approved a bonus plan for the Company’s executives for performance based on the following measures: Company results of operations, Company financial position, and the executive’s individual contribution to the Company’s results.

      The Company in the past has relied heavily on long-term equity-based compensation to compensate and incentivize its executive officers. In 2002, stock options were granted to executive officers to aid in retaining them and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joined the Company, in connection with the significant change in responsibilities and, occasionally, to achieve equity within the executive’s peer group and comparable companies. The number of shares subject to options granted is within the discretion of the Committee and is based on anticipated future contribution to corporate and/or business unit results, past performance, and work consistency within the executive’s peer group.

2002 CEO Compensation

      As described in the section of the Company’s proxy statement in which this Report is to be included entitled “Employment-Related Agreements,” the Company entered into an employment agreement with Mr. Long with respect to his services as CEO commencing in January 2002. The Committee’s compensation philosophy applies in all respects to Mr. Long. The Committee believes that Mr. Long’s base salary for 2002 was commensurate with the compensation paid to chief executive officers with similar experience at comparable companies. Mr. Long was awarded a $500,000 bonus in 2002 related in large part to his contribution to the Company’s restructuring and integration plan, in addition to a signing bonus of $500,000.

      Dr. Wolff, our previous CEO, resigned from the Company in January 2002.

Option Exchange Program

      In August 2002, the Company offered its employees holding options the opportunity to exchange (the “Exchange Offer”) all outstanding options (the “Old Options”) to purchase shares of Company common stock granted to such employees (or assumed by the Company) between August 5, 1999 (the date of the Company’s initial public offering) and December 31, 2001 under the Homestore.com, Inc. 1999 Stock Incentive Plan, the Move.com, Inc. 2000 Stock Incentive Plan, the 1997 Stock Incentive Plan of Cendant Corporation, Cendant Corporation Move.com Group 1999 Stock Option Plan, The Hessel 2000 Stock Option Plan, the HomeWrite Incorporated 2000 Equity Incentive Plan or the SpringStreet 1997 Stock Option Plan (collectively, the “Plans”) for new options (the “New Options”) that the Company would grant. Those individuals who were issued options anytime after January 24, 2002 through March 31, 2003 were not eligible to participate in the Exchange Offer.

      In accordance with the Exchange Offer, the number of New Options an individual could receive equals 10% of the number of Old Options tendered by that individual; provided, however, that Old Options that were not in round lots of ten shares were rounded up to the nearest lot of ten for purposes of calculating the number of New Options to be issued. The New Options were granted on March 31, 2003. The exercise price of the New Options is equal to $0.56 per share, the closing price of the Company’s common stock on the March 31, 2003, with vesting of  1/36 of the New Options on the monthly anniversary of the grant beginning on April 30, 2003.

      The Company offered this program on a voluntary basis to allow its employees to choose whether to keep their Old Options at their current exercise price, or to cancel their Old Options and receive in exchange New Options as described above. The Company made the Exchange Offer because a considerable number of its employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above the current and recent trading prices of the Company’s common stock. The Company believes that the Exchange Offer provided its employees with the opportunity to hold options that over time may have a greater potential to increase in value, which the Company hopes will improve retention and create better performance incentives for its employees and will maximize the value of its common stock for its current stockholders, because reduction in the number of options outstanding may reduce the amount of dilution upon those options’ exercise.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

      The Company has endeavored to structure its compensation plans to achieve maximum deductibility under Section 162(m) of the Internal Revenue Code of 1986. Each of the 1999 Stock Incentive Plan and the 2002 Stock Incentive Plan is in compliance with Section 162(m) by limiting the amount of stock awards that may be made to named executive officers. The Company did not award any cash compensation for 2002 or grant options in 2002 that would not be deductible by the Company. However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that in the future the Company may award compensation to its executive officers that is not fully deductible under Section 162(m).

By the Management Development and Compensation Committee of the Board of Directors

Joe F. Hanauer, Chairman
L. John Doerr
Bruce G. Willison

STOCK PERFORMANCE GRAPH

      The following graph compares, for the period that our common stock has been registered under Section 12 of the Exchange Act, which commenced on August 4, 1999, the cumulative total stockholder return for our common stock, The NASDAQ National Market Index (U.S. Companies), and Media General’s Internet and Software Services Index. The results reflected in the graph assume the investment of $100 on August 5, 1999, the first trading day of our common stock, in our common stock and those indices and reinvestment of dividends by those companies that paid dividends. The information contained in this graph was prepared by Media General Financial Services, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

      Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2002 were met in a timely manner by the Reporting Persons, except that each of Messrs. Long, Dennison and Belote disclosed a change of beneficial ownership of securities reportable on Form 4 on his untimely filed initial statement of beneficial ownership of securities on Form 3.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

      Proposals of stockholders that are intended to be presented at our 2004 annual meeting must be received by us no later than December 27, 2003 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Notice of a stockholder-sponsored proposal submitted outside of the process of Rule 14a-8 under the Exchange Act (i.e., a proposal to be presented at the 2004 annual meeting of stockholders but not submitted for inclusion in our proxy statement) will be considered untimely under our bylaws unless it is received between February 28, 2004 and March 30, 2004.

OTHER MATTERS

      We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the board may recommend.

APPENDIX A

HOMESTORE, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.     Purpose

      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Homestore, Inc. (the “Company”) is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company’s financial accounting, reporting and controls. In particular, the Committee’s purpose is to assist Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of the Company’s internal audit staff and independent auditors.

      In fulfilling its purpose, the Committee’s principal functions are to:

•	independently and objectively monitor the periodic reporting of the Company’s financial condition and results of operations;

•	monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by the Company’s independent auditors and financial and senior management;

•	review and evaluate the independence and performance of the Company’s independent auditors;

•	retain and manage the relationship with the Company’s independent auditors; and

•	facilitate communication among the Company’s independent auditors, management and the Board.

      The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this Charter of the Audit Committee of the Board of Directors (this “Charter”). In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel in connection with any such investigation.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those processes and determinations are the responsibility of management and/or the Company’s independent auditors. Similarly, it is not the duty of the Committee to conduct investigations or to assure the compliance of the Company’s policies and procedures with applicable laws and regulations.

II.     Membership

      All members of the Committee will be members of, appointed by and serve at the discretion of the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

      The Committee shall consist of at least three, but no more than five members, with the exact number being determined by the Board. No member of the Committee shall be an officer, employee or consultant of the Company or any subsidiary or have any other relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Committee member. Each member of the Committee shall be “independent” as defined by applicable law, Securities and Exchange Commission rules and regulations, and the rules of The NASDAQ Stock Market (“NASDAQ”), each as they may be interpreted and amended from time to time ( “Applicable Law, Rules and Regulations”), except as otherwise permitted by Applicable Law, Rules and Regulations. Each member of the Committee shall have the ability to read and understand fundamental financial statements and a working familiarity with basic finance and accounting principles, and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by Applicable Law, Rules and Regulations.

III.     Meetings

      Meetings of the Committee shall be held at least four times per year and from time to time as determined by the Board and/or the members of the Committee as circumstances dictate. At least two meetings will focus primarily on audit/ financial issues and at least two meetings will focus primarily on ethics and business conduct issues. A majority shall constitute a quorum of the Committee. Written minutes should be kept of all such meetings. The Committee shall report its recommendations to the Board at the Board’s next scheduled meeting or as otherwise appropriate. The Committee members, or the Chair of the Committee on behalf of all of the Committee members, should communicate with management and the independent auditors on a quarterly basis in connection with their review of the Company’s financial statements. The Committee must disclose to NASDAQ that (1) it has met, and continues to meet, the membership requirements; (2) it has adopted a written charter; and (3) it has annually reviewed and reassessed the adequacy of its charter. The Committee shall disclose in the Company’s proxy statement that the Committee is governed by a charter and include a copy of the charter in the proxy statement at least once every three years.

IV.     Responsibilities and Duties

      The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide, with the understanding that the Committee may supplement them as appropriate and may establish other policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1. Review the Company’s quarterly and annual financial statements, including any report or opinion by the independent auditors, and earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies, prior to distribution to the public or filing with the Securities and Exchange Commission.

2. In connection with the Committee’s review of the annual financial statements:

•	Receive and review a draft of the financial statements section of the Company’s annual report, complete with footnotes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the report.

•	Discuss with the independent auditors and management the financial statements section, including the results of the independent auditors’ audit of the financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements, any audit problems or difficulties, including any restrictions on the scope of work or access to required information, and management’s response to these matters.

3. In connection with the Committee’s review of the quarterly financial statements:

•	Receive and review a draft of the financial statements section of the Company’s quarterly reports, complete with footnotes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the reports.

•	Discuss with the independent auditors and management the financial statements section, including the results of the independent auditors’ SAS 71 review of the quarterly financial statements,

and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any problems or difficulties among management and the independent auditors and management’s response.

4. Discuss with management and the independent auditors, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

5. Discuss with management and the independent auditors, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures.

6. Discuss any comments or recommendations of the independent auditors outlined in their annual management letter or in discussions. Approve a schedule for implementing any recommended changes and monitor compliance with that schedule.

7. Request a letter from the independent auditors concerning any significant weaknesses or breaches in internal controls discovered during their audit.

8. Review any management response letters to the independent auditors.

9. Review whether management has sought a second opinion regarding any significant accounting issue and, if so, obtain the rationale for the particular accounting treatment chosen.

10. Review with the independent auditors and the internal audit staff the completeness of audit coverage, reduction of redundant efforts, and the effective use of audit resources.

11. Determine, as regards to new transactions or events, the independent auditors’ reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

12. Determine open years on federal tax returns and whether there are any significant items in dispute with the Internal Revenue Service that might result or have resulted in litigation; inquire as to the status of related tax reserves and interest accruals.

13. Review the results of the annual audits of Committee member reimbursements, directors’ and officers’ expense accounts and management perquisites as prepared by internal audit staff and the independent auditors.

14. Periodically, meet separately with management, with internal auditor staff (or other personnel responsible for the internal audit function) and with the independent auditors, to review the adequacy and appropriateness of the Company’s accounting and financial reporting processes, systems of internal control (including computerized information system controls and security), the adequacy of the systems of reporting to the Committee by each group, and any recommendations that each group may have.

15. Review the Company’s annual internal audit plan and the adequacy of internal audit staff qualifications.

16. Periodically consult with the independent auditors, on a private basis and without the presence of management, about internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or the independent auditors believe should be discussed privately with the Committee.

17. At least annually, make inquiries of management and internal auditor staff regarding the independence and performance of the independent auditors.

18. At least annually, obtain and review a report by the independent auditors describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (to assess the independent auditors’ independence) all relationships between the independent auditors and the Company.

19. With sole authority and responsibility, select, compensate, evaluate and, if necessary, replace the independent auditors. With sole authority, approve all audit engagement fees and terms. Pre-approve, including pursuant to established policies and procedures for pre-approval, or have pre-approved by a member of the Committee delegated the authority to grant pre-approvals, any audit or significant permitted non-audit service provided to the Company by the Company’s independent auditors and ensure that any such non-audit service be disclosed to stockholders in the appropriate periodic report of the Company. If a member of the Committee pre-approves such service, have the decisions of such member presented to the full Committee at its next scheduled meeting.

20. Communicate with the Company’s independent auditors about the Company’s expectations regarding its relationship with the auditors, including the following: (i) the independent auditors’ ultimate accountability to the Board and the Committee, as representatives of the Company’s stockholders; and (ii) the ultimate authority and responsibility of the Committee to select, compensate, evaluate and, where appropriate, replace the independent auditors.

21. Review and approve processes and procedures to ensure the continuing independence of the Company’s independent auditors. These processes shall include obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships and requiring discontinuance of any relationships that the Committee believes could compromise the independence of the auditors (including but not limited to requiring audit partner rotation in accordance with Applicable Laws, Rules and Regulations and requiring that the independent auditors have no conflicts of interests with the Company), and setting clear Company hiring policies for employees or former employees of the independent auditors.

22. Review the independent auditors’ audit plan and discuss with the independent auditors the Company’s general accounting policies and practices.

23. Meet periodically with the Company’s external and internal legal counsel to review the status of any legal matters that could have a material impact on the Company’s financial statements; inquire as to any related reserves taken with respect thereto.

24. Annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission as they may be amended from time to time.

25. At least annually review the adequacy of this Charter and recommend any proposed changes to the Board for approval. Submit this Charter to the Board for review and include a copy of this Charter as an appendix to the Company’s proxy statement at least once every three years as required by the rules and regulations of the Securities and Exchange Commission as they may be amended from time to time.

26. Perform any other activities required by Applicable Law, Rules and Regulations and perform other activities that are consistent with this Charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

27. Review compliance by directors, officers and employees with the Company’s Code of Conduct and Business Ethics.

28. Annually conduct and present to the Board a performance evaluation of the Committee and make recommendations to the Board on such matters within the scope of its functions as may come to its attention and which in its discretion warrant consideration by the Board.

29. Retain such outside counsel, experts and other advisors, and approve related fees and retention terms, as the Committee may deem appropriate in its sole discretion.

30. Discuss with the independent auditors: all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and any other matter that generally accepted accounting standards require that the independent auditors should communicate with the Committee.

31. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

PROXY

HOMESTORE, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 29, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder(s) of Homestore, Inc. (“Homestore”) common stock hereby nominate(s), constitute(s) and appoint(s) Lewis R. Belote, III and Michael R. Douglas (together, the “Proxy Holders”), and each of them, the attorneys, agents and proxies of the undersigned, with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the annual meeting of stockholders (the “Annual Meeting”) of Homestore to be held at the Crowne Plaza Los Angeles Airport located at 5985 W. Century Blvd., Los Angeles, California 90045-5463 on May 29, 2002 at 9:30 a.m., local time, or any postponement or adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present would be entitled to vote.

The board recommends a vote FOR the election of the director nominated by the board. The proxy when properly executed shall be voted as directed. If no direction is made for a given proposal, the proxy will be voted FOR the election of the director nominated by the board.

Address Change/Comments (Mark the corresponding box on the reverse side)

 –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –   –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –

Δ     FOLD AND DETACH HERE     Δ

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	FOR the nominee listed to the left	WITHHOLD AUTHORITY to vote for the nominee listed to the left
1. Election of Director	☐	☐
NOMINEE: Bruce G. Willison

2. OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof. The board of directors of Homestore currently knows of no other business to be presented by or on behalf of Homestore or the board at the annual meeting.

The undersigned hereby ratifies and confirms that all of the Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given to the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying that notice and the audited financial statements of Homestore delivered with or prior to that notice.

WILL ATTEND
Will you be attending the annual meeting?	☐

Please Print Name	Signature of Holder of Common Stock	Dated	, 2003

(Please date this Proxy and sign above as your name(s) appear(s) on this card. Joint owners each should sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should give their full titles).

 –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –   –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –  –

Δ     FOLD AND DETACH HERE     Δ